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                                                                EXHIBIT 99(H)(2)

                      AMENDMENT TO ADMINISTRATION AGREEMENT

         This Amendment, made as of June 13, 2005 (the "Amendment"), amends the Administration Agreement dated as of July 1, 2002 (the "Agreement") between The Coventry Group, a Massachusetts business trust (the "Trust"), and BISYS Fund Services Limited Partnership, an Ohio limited partnership ("BISYS LP").

         WHEREAS, BISYS LP performs administration services for each series (the "Funds") of the Trust managed by Signal Capital Management, Inc. ("Signal") pursuant to the Agreement; and

         WHEREAS, the parties wish to amend the fees payable to BISYS LP pursuant to the Agreement; and

         WHEREAS, the parties wish to replace BISYS LP with BISYS Fund Services Ohio, Inc., an Ohio corporation ("BISYS Inc.") as a party to the Agreement.

         NOW THEREFORE, BISYS LP, BISYS Inc. and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, agree as follows:

1.       Fee Reduction.

         Effective as of July 1, 2005, the annual fees payable to Administrator, as set forth on Schedule B to the Agreement, are amended and restated as follows:

                  0.14% of each Fund's average daily net assets, except the Money Market Fund.

                  0.14% of the Money Market Fund's average daily net assets.

         The other provisions of Schedule B, including the annual minimum, are unchanged.

2.       Replacement of BISYS LP.

         Effective as of July 1, 2005: (a) BISYS Inc. will replace BISYS LP as a party to the Agreement, and will assume all of BISYS LP's rights and obligations under the Agreement; (b) BISYS LP will have no further rights or obligations under the Agreement; and (c) the term "Administrator" as used in the Agreement and this Amendment will refer to BISYS Inc.

3.       Signal as Sub-Administrator.

         Effective July 1, 2005, BISYS Inc. will have no responsibility or liability to the Trust or the Funds for the performance or non-performance of Signal under that certain Sub-Administration Agreement dated as of July 1, 2002 between BISYS Inc. and Signal.
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4.       Termination.

         The parties wish to remove the right of either party to terminate the Agreement upon 120 days advance written notice following the completion of the second full year of the Initial Term. Accordingly, as of the date of this Amendment:

         (a) The first paragraph of Article 7 of the Agreement is amended by deleting the last sentence thereof, which reads: "In addition, following the completion of the second full year of the Initial Term, this Agreement may be terminated by either party upon 120 days advance written notice to the other.";

         (b) The fifth paragraph of Article 7 of the Agreement is amended by deleting the last sentence thereof, which reads: "However, this provision shall not apply should termination occur upon 120 days advance written notice given following the completion of the second full year of the Initial Term."; and

         (c) All other references in the Agreement to such termination right are deleted or modified, as applicable, to give effect to the provisions of this Section 4.


5.       Miscellaneous.

         (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

         (b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

         (c) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

         (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.


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         IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

                                 BISYS Fund Services Limited Partnership

                                      By: BISYS Fund Services, Inc., its general
                                      partner

                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title:

                                 BISYS Fund Services Ohio, Inc.

                                 By:
                                    --------------------------------------------
                                 Name:
                                 Title:

                                 The Coventry Group

                                 By:
                                    --------------------------------------------
                                 Name:
                                 Title:



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